Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. RECEIVES NOTICE OF INTENT TO EXTEND

GOVERNMENT CONTRACT

LITTLE ELM, Texas, April 19, 2021—Retractable Technologies, Inc. (NYSE American: RVP) announced today that, in accordance with the 30 day notice requirement, it received a preliminary notice from the U.S. Department of Health and Human Services, Office of the Assistant Secretary for Preparedness & Response (“HHS/ASPR”) expressing its intent to exercise at least the first two one-month options under the February 2021 contract between HHS/ASPR and Retractable. Such option exercises would extend the July 14, 2021 base period expiration date to September 14, 2021. As previously disclosed, the HHS/ASPR February 2021 contract includes a total of seven one-month option periods. The two one-month option periods referenced by the preliminary notice would relate to an overall purchase price of approximately $23.5 million, including freight costs.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the impact of COVID-19 on all facets of logistics and operations, as well as costs, Retractable’s ability to complete capital improvements and ramp up domestic production in response to government agreements, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer